UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

NEUMORA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

2025
Notice & Proxy Statement

NEUMORA THERAPEUTICS, INC.

490 Arsenal Way, Suite 200

Watertown, MA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2025 (AT 9:00 A.M. EASTERN TIME)

To the Stockholders of Neumora Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Neumora Therapeutics, Inc., a Delaware corporation (the “Company”), will be held virtually on Wednesday, May 28, 2025, at 9:00 a.m. Eastern Time. You will be able to attend and participate in the Annual Meeting online by registering at www.virtualshareholdermeeting.com/NMRA2025 no later than May 27, 2025, at 11:59 p.m. Eastern Time. Once registered you will receive further instructions via email on how to listen to the meeting live, submit questions, and vote. The Annual Meeting will be held for the following purposes:

(1) To elect two Class II directors to hold office until the 2028 annual meeting of stockholders or until their successors are elected;

(2) To ratify the appointment, by the Audit Committee of the Company’s Board of Directors, of Ernst & Young LLP, as the independent registered public accounting firm and independent auditor of the Company for the year ending December 31, 2025;

(3) To approve the repricing of certain outstanding stock options that have been granted under the 2020 Equity Incentive Plan (the “2020 Plan”) and the 2023 Incentive Award Plan (the “2023 Plan”);

(4) To approve amendments to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio ranging from any whole number between 1-for-5 and 1-for-30, as determined by the Company’s Board of Directors in its discretion (the “Reverse Stock Split Proposal”); and

(5) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders who owned common stock of the Company at the close of business on April 28, 2025 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; FOR the ratification of the appointment of Ernst & Young LLP, as the independent registered public accounting firm and independent auditor, as described in Proposal No. 2 of the Proxy Statement; FOR the approval of the repricing of certain outstanding stock options that have been granted under the 2020 Plan and the 2023 Plan; and FOR the Reverse Stock Split Proposal.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ANY ONE OF THE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ PAUL L. BERNS
Paul L. Berns
Chairman and Chief Executive Officer

Watertown, Massachusetts
April 29, 2025

i

NEUMORA THERAPEUTICS, INC.

490 Arsenal Way, Suite 200

Watertown, MA

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

MAY 28, 2025 (AT 9:00 A.M. EASTERN TIME)

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Neumora Therapeutics, Inc. (referred to herein as the “Company,” “Neumora,” “we,” “us,” or “our”) is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 28, 2025, at 9:00 a.m. Eastern Time. The Annual Meeting will be held entirely online. You will be able to attend and participate in the Annual Meeting online by registering at www.virtualshareholdermeeting.com/NMRA2025 no later than May 27, 2025, at 11:59 p.m. Eastern Time. Once registered you will receive further instructions via email on how to listen to the meeting live, submit questions, and vote.

• This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

• The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional compensation, may solicit proxies by telephone, email and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

The only outstanding voting securities of Neumora are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 161,747,922 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or by remote communication or represented by proxy, are required for a quorum for the transaction of business at the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2025

This definitive proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available on our website at www.neumoratx.com and at www.virtualshareholdermeeting.com/NMRA2025.

Unless the context requires otherwise, in this proxy statement the terms “Neumora,” “we,” “us,” “our” and the “Company” refer to Neumora Therapeutics, Inc.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these materials?

We are delivering proxy materials to you because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting online to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Annual Meeting and accompanying Proxy Card will be mailed on or about April 29, 2025, to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 161,747,922 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/NMRA2025, or you may vote by proxy. Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to register to attend the Annual Meeting online at www.virtualshareholdermeeting.com/NMRA2025. You must register online no later than May 27, 2025, at 11:59 p.m. Eastern Time. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting by attending the Annual Meeting online unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on four proposals:

• Proposal 1—the election of two Class II directors to hold office until our 2028 annual meeting of stockholders;

• Proposal 2—the ratification of the appointment, by the Audit Committee of our Board, of Ernst & Young LLP, as our independent registered public accounting firm and independent auditor for the year ending December 31, 2025;

• Proposal 3—the approval of the repricing of certain outstanding stock options that have been granted under the 2020 Plan and the 2023 Plan; and

• Proposal 4—the approval of amendments to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio ranging from any whole number between 1-for-5 and 1-for-30, as determined by the Board in its discretion (the “Reverse Stock Split Proposal”).

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

• For Proposal 1, you may either vote “For” the nominees to the Board or you may “Withhold” your vote for the nominees.

• For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

• For Proposal 3, you may either vote “For” or “Against” or abstain from voting.

• For Proposal 4, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting online. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting online, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting online and vote online. In such case, your previously submitted proxy will be disregarded.

• To vote at the Annual Meeting, you must pre-register to attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/NMRA2025.

• To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

• To vote by proxy over the internet, follow the instructions provided in your proxy materials and on your Proxy Card.

• To vote by telephone, you may vote by proxy by calling the toll-free number found in your proxy materials and on your Proxy Card.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your broker, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Annual Meeting online, you must obtain a valid proxy from your broker. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker to request a proxy form.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” votes for all proposals, and, with respect to Proposal 2, Proposal 3 and Proposal 4, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector of Election will count the number of “Withheld” votes and broker non-votes received. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of Ernst & Young LLP, as our independent registered public accounting firm and independent auditor for the year ending December 31, 2025 (Proposal 2) and the approval of the Reverse Stock Split Proposal (Proposal 4) are considered routine under applicable rules. A broker may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2 or Proposal 4. The election of directors (Proposal 1) and the approval of the repricing of certain outstanding stock options that have been granted under the 2020 Plan and the 2023 Plan (Proposal 3) are considered non-routine under applicable rules. A broker cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1 and Proposal 3.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

With respect to Proposal 3, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval.

With respect to Proposal 4, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

• “For” the election of two nominees for director;

• “For” the ratification of the appointment of Ernst & Young LLP, as our independent registered public accounting firm and independent auditor for the year ending December 31, 2025;

• “For” the approval of the repricing of certain outstanding stock options that have been granted under the 2020 Plan and the 2023 Plan; and

• “For” the approval of the Reverse Stock Split Proposal.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

In addition to solicitations by mail, our directors, officers and regular employees, without additional compensation, may solicit proxies by telephone, email and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

• You may submit another properly completed proxy with a later date.

• You may send a written notice that you are revoking your proxy to the Secretary of the Company at 490 Arsenal Way, Suite 200, Watertown, Massachusetts 02472.

• You may attend the Annual Meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/NMRA2025. Simply attending the Annual Meeting online will not, by itself, revoke your proxy.

If your shares are held by your broker, you should follow the instructions provided by them.

How do I attend the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Eastern Time on May 28, 2025. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage you to access the meeting in advance of the designated start time.

To attend the Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/NMRA2025 using the 16-digit control number on the Proxy Card or voting instruction form.

Can I submit questions prior to or at the virtual Annual Meeting?

An online portal will be available to our stockholders at www.virtualshareholdermeeting.com/NMRA2025. Stockholders may access this portal to submit questions and vote 15 minutes prior to, or during, the Annual Meeting. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Proxy Card or voting instruction form to submit questions and vote at our Annual Meeting. We intend to answer questions submitted before or during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once.

Is technical assistance provided before and during the virtual Annual Meeting?

Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2025, to the Secretary of the Company at 490 Arsenal Way, Suite 200, Watertown, Massachusetts 02472; provided, that if the date of the annual meeting is more than 30 days from May 28, 2026, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to our Amended and Restated Bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 28, 2026 and February 27, 2026; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 28, 2026, you must give notice not later than the 90th day prior to the 2026 annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting (i.e., no later than March 29, 2026 for the 2026 Annual Meeting of Stockholders).

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or by remote communication or represented by proxy at the Annual Meeting. On the Record Date, there were 161,747,922 shares outstanding and entitled to vote.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting online. “Withold” votes, abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or by remote communication or represented by proxy, may recess or adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company” and a “smaller reporting company.”

We were an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company” as that term is defined in the Exchange Act until December 31, 2024, and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal.

The Board currently consists of six seated directors, divided into the three following classes:

• Class I director: Kristina Burow, whose current term will expire at the annual meeting of stockholders to be held in 2027;

• Class II directors: Alaa Halawa and Maykin Ho, Ph.D., whose current terms will expire at the Annual Meeting; and

• Class III directors: Paul L. Berns, Matthew Fust and David Piacquad whose current terms will expire at the annual meeting of stockholders to be held in 2026.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Mr. Halawa and Dr. Ho have been nominated to serve as Class II directors and have elected to stand for reelection. If elected, each of Mr. Halawa and Dr. Ho will hold office from the date of his or her election by the stockholders until the third subsequent annual meeting of stockholders in 2028 or until their successor is elected and has been qualified, or until their earlier death, resignation, disqualification or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Mr. Halawa and Dr. Ho have agreed to serve if elected, and management has no reason to believe that either Mr. Halawa or Dr. Ho will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NAMED NOMINEES

The following table sets forth, for the Class II nominees who are currently standing for re-election, and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 10, 2025, and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Director whose term expires at the 2027 Annual Meeting of Stockholders
Kristina Burow(2)(3)	50	Director	2020
Class II Directors whose terms expire at the Annual Meeting of Stockholders
Alaa Halawa(2)(3)	41	Director	2022
Maykin Ho, Ph.D.(1)(3)	72	Director	2021
Class III Directors whose terms expire at the 2026 Annual Meeting of Stockholders
Paul L. Berns	58	Chairman and Chief Executive Officer	2020
Matthew Fust(1)(2)	60	Director	2020
David Piacquad(1)	68	Director	2023

(1)
Member of the Audit Committee.
(2)
Member of the Compensation Committee.
(3)
Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2028 Annual Meeting of Stockholders

Maykin Ho, Ph.D. has served as a member of our Board since April 2021. Dr. Ho has more than 30 years of experience in the healthcare and finance industries, and has served as a venture partner of Qiming Venture Partners, a venture capital firm, since 2015, and as a member of the Biotech Advisory Panel of the Stock Exchange of Hong Kong. Dr. Ho is a retired partner of the Goldman Sachs Group, a public financial services company, where she served in several roles from 1992 to 2015, including as senior biotechnology analyst, co-head of healthcare for global investment research and advisory director for healthcare investment banking. Prior to Goldman Sachs, she held various managerial positions in licensing, strategic planning, marketing and research at DuPont-Merck Pharmaceuticals and DuPont de Nemours & Company, a public chemical company, from 1982 to 1992. Dr. Ho is a member of the board of directors for various public biopharmaceutical companies, including Agios Pharmaceuticals since 2015, BioMarin Pharmaceutical since February 2021, and FibroGen since December 2018. She has also served on the board of directors for Parexel International, a private biopharmaceutical services company, from 2015 to 2017 and from March 2018 to present, as well as for two non-profit medical research organizations, the Aaron Diamond AIDS Research Center since 2005 and the Institute for Protein Innovation since 2016. Dr. Ho previously served on the board of directors for GRAIL, a private biotechnology company, from May 2019 to August 2021, when it was acquired. Dr. Ho holds a B.S. in Medical Technology and a Ph.D. in Microbiology and Immunology from the State University of New York, Downstate Medical Center. She was a postdoctoral fellow at Harvard Medical School and a graduate of the Advanced Management Program at The Fuqua School of Business at Duke University. We believe Dr. Ho is qualified to serve on our Board due to her extensive experience in healthcare investment research and banking.

Alaa Halawa has served as a member of our Board since September 2022. Mr. Halawa has served as executive director of Mubadala Capital, a venture capital firm, since March 2017. From February 2015 to March 2017, Mr. Halawa served as director at Synaptics, a public semiconductor company. Prior to that, Mr. Hawala served as director at GlobalFoundries, a public semiconductor company, from January 2014 to February 2015. Mr. Halawa currently serves on the boards of directors of several private life sciences and healthcare companies, including Alloy Therapeutics since September 2022, Innovaccer since December 2021, Xilis since July 2021 and Pretzel Therapeutics since April 2021. Mr. Halawa holds a B.A. in Electrical Engineering from University of Jordan and an M.B.A. from Cornell University. We believe Mr. Halawa is qualified to serve on our Board because of his experience as a venture capitalist and serving on boards of emerging companies that are at the intersection of life sciences and technology.

Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Paul L. Berns is the co-founder of Neumora Therapeutics, and has served as our Chief Executive Officer and Chairman of the Board since February 2025, prior to which he served as our Executive Chairman from July 2023 to February 2025, Chief Executive Officer from November 2019 to July 2023 and as Chairman of the Board from January 2020 to July 2023. Mr. Berns is currently a managing director of ARCH Venture Partners where he joined as a Venture Partner in August 2018. Previously, Mr. Berns served as President, Chief Executive Officer and Chairman of the board of directors at Anacor Pharmaceuticals, a biopharmaceutical company, which was acquired by Pfizer in 2016. Mr. Berns also served as President and Chief Executive Officer of Allos Therapeutics, a biopharmaceutical company, when it was acquired by Spectrum Pharmaceuticals and was President and Chief Executive Officer of Bone Care International, a specialty pharmaceutical company, when it was acquired by Genzyme Corporation. Additionally, Mr. Berns was Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories, and he served as Vice President, Marketing of BASF Pharmaceuticals/Knoll when it was acquired by Abbott Laboratories in 2001. Earlier in his career, Mr. Berns held various positions, including senior management roles, at Bristol Myers Squibb. Mr. Berns is a board member of the publicly held companies Metsera, Inc., where he is also a co-founder, and UNITY Biotechnology, as well as various private companies. Mr. Berns previously served on the boards of EQRX, Jazz Pharmaceuticals, PLC, MC2 Therapeutics, Menlo Therapeutics, Anacor Pharmaceuticals, XenoPort, Allos Therapeutics and Bone Care International. Mr. Berns holds a B.S. in Economics from the University of Wisconsin. We believe Mr. Berns is qualified to serve on our Board because of his extensive management and leadership experience with biopharmaceutical and life sciences companies.

Matthew Fust has served as a member of our Board since December 2020. Mr. Fust is an advisor to life science companies and previously served as Chief Financial Officer of Onyx Pharmaceuticals, a public biopharmaceutical company, from 2009 until it was acquired by Amgen in October 2013. From October 2013 to January 2014 Mr. Fust served as Executive Vice President, Finance after Onyx Pharmaceuticals was acquired by Amgen. Prior to that, Mr. Fust held the position of Chief Financial Officer of Jazz Pharmaceuticals, a public biopharmaceutical company, from 2003 to 2008, and Chief Financial Officer of Perlegen Sciences, a private biopharmaceutical company, from 2002 to 2003. Mr. Fust previously served as Senior Vice President and Chief Financial Officer of ALZA Corporation, a public pharmaceutical company, from 1996 to 2002. Mr. Fust has served on the boards of directors of various public and private biotechnology and biopharmaceutical companies including Ultragenyx Pharmaceutical since 2014; Atara Biotherapeutics since 2014; and Crinetics Pharmaceuticals since February 2018. Mr. Fust previously served on the boards of public biotechnology and biopharmaceutical companies Dermira, from 2014 to February 2020 and MacroGenics, from 2014 to May 2020, and the private biopharmaceutical company BlackThorn from August 2017 until June 2020. Mr. Fust currently serves as an advisor to several public and private biotechnology companies. Mr. Fust holds a B.A. from the University of Minnesota and an M.B.A. from Stanford University Graduate School of Business. We believe Mr. Fust is qualified to serve on our Board because of his deep experience running and serving on the boards of biopharmaceutical companies.

David Piacquad has served as a member of our Board since September 2023. From March 2014 through January 2022, Mr. Piacquad served as Senior Vice President, Business Development of Amgen where he was responsible for corporate strategy and business development, including external research and development, mergers & acquisitions, Amgen ventures and alliance management. Prior to that Mr. Piacquad served as Vice President, Strategy and Corporate Development at Amgen from 2010 to 2014. Prior to joining Amgen, Mr. Piacquad served as Senior Vice President, Business Development & Licensing at Schering-Plough Corporation, a pharmaceutical company, from 2006 to 2009. Prior to joining Schering-Plough, Mr. Piacquad served for approximately 20 years at Johnson & Johnson, a pharmaceutical and medical technologies company, in increasing roles of responsibility across its business segments. Mr. Piacquad is currently an advisor to life science companies and serves as a director to various private biotechnology companies. Mr. Piacquad holds a B.A. from Colgate University and an M.B.A from the Wharton School at the University of Pennsylvania. Mr. Piacquad was originally elected to the Board as the designee of Amgen. We believe Mr. Piacquad is qualified to serve on our Board because of his extensive experience in executive strategic and business development roles within the biotechnology industry and serving on the boards of biotechnology companies.

Director Continuing in Office Until the 2027 Annual Meeting of Stockholders

Kristina Burow has served as a member of our Board since January 2020. Ms. Burow has served as Managing Director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies, since November 2011 and previously held various roles at ARCH from 2002 to 2011. Ms. Burow is a co-founder of Orbital Therapeutics, a private biotechnology company, and has served on its board of directors since April 2022. She currently serves on the boards of directors of various private biotechnology companies, including Autobahn Therapeutics since February 2018, as well as Mirador Therapeutics, Metsera, and Tenvie Therapeutics, and various public biotechnology companies, including Boundless Bio since February 2018, Beam Therapeutics since June 2017 and Scholar Rock since 2014. She previously was a co-founder and member of the board of directors of Receptos, a public biotechnology company, acquired by Celgene, and a co-founder and member of the board of directors of Sapphire Energy, a private energy company. Ms. Burow previously served on the board of directors of various public biotechnology and biopharmaceutical companies, including Gossamer Bio, Inc. from 2018 to August 2023, UNITY Biotechnology, Inc. from 2013 to March 2022, Metacrine, Inc. from May 2015 to February 2022, Sienna Biopharmaceuticals, Inc. from 2015 to December 2019, and Vir Biotechnology from January 2017 to September 2020, and various private biotechnology and biopharmaceutical companies, including Vividion Therapeutics, Inc. from January 2017 to October 2021, AgBiome, LLC from 2012 to October 2021, BlackThorn Therapeutics, Inc. (“BlackThorn”) from 2013 to September 2020 and Lycera Corp. from 2009 to 2020. Prior to joining ARCH, Ms. Burow was an Associate with the Novartis BioVenture Fund and an early employee at the Genomics Institute of the Novartis Research Foundation, both part of Novartis, a public pharmaceutical company. Ms. Burow holds a B.S. in Chemistry from the University of California, Berkeley, an M.A. in Chemistry from Columbia University and an M.B.A. from the University of Chicago Booth School of Business. We believe Ms. Burow is qualified to serve on our Board because of her extensive experience investing in biopharmaceutical and biotechnology companies and her experience on boards of directors in the medical industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT AUDITOR

Appointment of Independent Registered Public Accounting Firm and Independent Auditor

The Audit Committee of our Board has appointed Ernst & Young LLP (“EY”), as our independent registered public accounting firm and independent auditor for the year ending December 31, 2025, and is seeking ratification of such selection by our stockholders at the Annual Meeting. EY has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2019. Representatives of EY are expected to be in attendance online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed by EY relating to the fiscal years ended December 31, 2024 and 2023.

	Year Ended December 31,
	2024	2023
Audit Fees(1)	$2,493,190	$1,306,202
Audit-Related Fees	—	—
Tax Fees	473,420	174,866
All Other Fees	—	—
Total Fees	$2,966,610	$1,481,068

(1)
Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our consolidated financial statements, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with the Company’s 2024 at-the-market offering and 2023 initial public offering, including comfort letters and consents.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee or a delegate of the Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm, unless the engagement is entered into pursuant to appropriate additional pre-approval policies established by the Audit Committee. This policy is set forth in the charter of the Audit Committee and is available at https://ir.neumoratx.com/corporate-governance/governance-overview.

The Audit Committee approved all of the audit, audit -related, tax and other services provided by EY for 2024 and 2023, and, in each case, the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT AUDITOR.

PROPOSAL NO. 3

APPROVAL OF THE REPRICING OF CERTAIN OUTSTANDING

STOCK OPTIONS

Overview

We are requesting stockholders approve a one-time repricing (the “Repricing”) of certain outstanding stock options granted to our employees, including our executive officers, non-employee members of the Board and consultants (collectively, “Service Providers”) under our 2023 Incentive Award Plan (the “2023 Plan”) and our 2020 Equity Incentive Plan, as amended (the “2020 Plan”), covering a total of 21,809,159 shares of our common stock (such options, the “Eligible Options”). The Eligible Options were granted from September 3, 2020 through February 13, 2025, and currently have per share exercise prices between $1.69 and $18.07.

The Board has approved the Repricing subject to stockholder approval at the Annual Meeting. If approved by the stockholders, the exercise price of each Eligible Option will automatically be reduced to the closing trading price per share of our common stock on the date of the Annual Meeting. If this Proposal No. 3 is not approved by the stockholders, then we will not implement the Repricing. However, we may need to consider alternative compensation structures to achieve the objectives for which the Repricing was designed.

The Board believes that the Repricing is in the best interests of the Company and its stockholders and recommends that the stockholders vote for approval of this Proposal No. 3.

Determination to Pursue the Repricing

In considering whether to implement the Repricing, the Board was concerned that adverse changes in the market price of our common stock since the Eligible Options were granted could materially interfere with the Company’s efforts to retain the service of the holders of the Eligible Options. Our stock price significantly declined in 2025 following the failure of our KOASTAL-1 study to reach its primary endpoint, which has resulted in our Service Providers holding options with exercise prices meaningfully above the recent trading range of our common stock (often referred to as “underwater” or “out-of-the-money”), making the options a less effective means of incentivizing and retaining our Service Providers. We have also restructured our executive team, placing additional pressure on the retention of Service Providers. Although we continue to believe that stock options are an important component of the Company’s compensation program, the underwater stock options may be perceived by their holders as having little or no incentive and retention effect due to the difference between the exercise prices and our current stock price. The Board believes that the Repricing is in the best interests of the Company and its stockholders, as the Repricing will restore the incentive and retentive benefit of the Eligible Options. In order to enhance the retentive benefit of the Repricing, except as otherwise determined by the Board or its Compensation Committee, if a Service Provider holding Eligible Options terminates service with us or exercises an Eligible Option, in each case, prior to August 13, 2026, the exercise price of the Eligible Option will automatically increase to its original exercise price.

Prior to approving the Repricing, the Board considered the recommendation of the Compensation Committee, which reviewed an analysis prepared by Alpine Rewards, LLC (“Alpine”), the committee’s independent compensation consultant, as well as several alternatives to the Repricing. These alternatives included:

• Extending an offer to exchange underwater options for another form of equity compensation. However, any exchange proposal would have required compliance with tender offer rules, resulting in added costs, complexities, and burdens on our resources.

• Granting additional options or other types of equity awards. However, this would result in increasing our overhang of outstanding equity awards, and we believe that adjusting already outstanding options would better serve the interests of our stockholders.

• Waiting out the volatility in anticipation of future clinical results. However, we are concerned that if we do not improve the Eligible Option holders’ prospects of receiving long-term value from their options, we will undermine their long-term commitment to us. We will also forgo an opportunity better to align their interests with the interests of our stockholders.

The Board ultimately determined that the Repricing would be the most effective tool in obtaining our objective of realigning interests of the Eligible Option holders with those of our stockholders because it provides a direct and straightforward means of resetting the incentive value of the Eligible Options.

Specifics of the Repricing

In the event the stockholders approve this proposal, the Eligible Options held by our Service Providers will automatically be repriced to the closing trading price per share of our common stock on May 28, 2025. However, except as otherwise determined by the Board or its Compensation Committee, if any holder of an Eligible Option terminates service with the Company, or if a holder exercises his or her Eligible Option, in each case, prior to August 13, 2026, the exercise price of the holder’s Eligible Options will automatically increase to the original exercise price.

Except for the reduction in the exercise price of the Eligible Options, the Repricing will have no other impact on the Eligible Options and all outstanding stock options under the 2023 Plan and 2020 Plan will continue to remain outstanding in accordance with all of the current terms and conditions set forth in the 2023 Plan and the 2020 Plan, respectively, and the applicable award agreements.

The following table provides information as of April 1, 2025 regarding the Eligible Options. The closing price of our common stock on the Nasdaq Global Select Market on that date was $0.9130 per share.

	Exercise Price of Eligible Options ($)	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options ($)	Weighted Average Remaining Term of Eligible Options (Years)
Employees	1.69 to 18.07	8,712,727	5.87	8.9
Executive Officers	1.69 to 18.07	11,842,888	4.15	8.9
Non-Employee Directors	2.51 to 17.00	518,996	10.00	7.8
Consultants	2.51 to 18.07	734,548	15.27	8.4

Eligible Option Holders

All of our employees (including all of our named executive officers), all of our non-employee directors and six consultants hold Eligible Options that potentially benefit from the Repricing. The following table sets forth, with respect to the individuals and groups identified therein, the number of shares subject to Eligible Options and the weighted average exercise price of the Eligible Options, in each case, as of April 1, 2025. If a holder of an Eligible Option terminates service with us or exercises an Eligible Option, in each case, prior to August 13, 2026, the exercise price of his or her Eligible Options will automatically increase to the original exercise price.

Name and Position	Number of Shares Subject to Eligible Options (#)	Weighted Average Exercise Price of Eligible Options ($)
Named Executive Officers:
Paul Berns, Chairman and Chief Executive Officer	3,795,413	4.73
Bill Aurora, Chief Strategy Officer	1,819,497	4.87
Henry Gosebruch, Former President and Chief Executive Officer(1)	—	N/A
All Current Executive Officers as a Group (5 persons)	11,842,888	4.15
All Current Non-Executive Directors as a Group (5 persons)	518,996	10.00
All Current Non-Executive Officer Employees as a group (100 persons)	8,712,727	5.87
Consultants as a group (6 persons)	734,548	15.27

(1)
Mr. Gosebruch terminated employment on February 14, 2025 and will not get the benefit of the Repricing.

Interests of Certain Persons in the Repricing

In considering the recommendation of the Board with respect to the approval of the Repricing, stockholders should be aware that, as discussed above, non-employee directors and executive officers hold Eligible Options that will be repriced in the Repricing. The Board recognizes that approval of this proposal may benefit our non-employee directors and executive officers and their successors.

Accounting Treatment of the Repricing

We have adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) regarding accounting for share-based payments. Under FASB ASC Topic 718, we will recognize any incremental compensation cost of the Eligible Options subject to the Repricing. The incremental compensation cost will be measured as the excess, if any, of the fair value of the repriced Eligible Options immediately following the Repricing over the fair value of the Eligible Options immediately prior to the Repricing.

Federal Income Tax Consequences

The following is a general summary as of this date of the federal income tax consequences to us and to U.S. participants for options granted under the 2023 Plan and 2020 Plan. The federal tax laws may change and the tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Incentive Stock Options. For income tax purposes, the repricing of an Eligible Option that is an incentive stock option, or “ISO”, is treated as a new option granted as of the date of the repricing.

The grant (including the deemed grant as a result of the repricing) or exercise of an ISO under the 2023 Plan and 2020 Plan is not expected to result in any federal income tax consequences to the participant or to the Company. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax, unless the shares are sold or otherwise disposed of in the same year the ISO is exercised. Gain realized by participants on the sale of shares underlying an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the participant disposes of the shares within (i) two years after the date of grant of the option or (ii) within one year of the date the shares were transferred to the participant. If the shares are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent that the participant recognizes ordinary income.

Non-Qualified Stock Options. The grant or repricing of a non-qualified option under the 2023 Plan and 2020 Plan is not expected to result in any federal income tax consequences to the participant or to the Company. Generally, upon exercise of a non-qualified option, the participant will realize ordinary income, and the Company will be entitled to a tax deduction, in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise.

Tax Effect for the Company. We generally will be entitled to a tax deduction in connection with the Repricing in an amount equal to the ordinary income realized by the holder at the time the holder recognizes such income (for example, the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Code Section 162(m), the annual compensation paid to any of these specified service providers will be deductible only to the extent that it does not exceed $1,000,000.

Financial Statements

Our financial statements and other information required by Item 13(a) are incorporated by reference from our annual report on Form 10-K filed with the SEC on March 3, 2025.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE REPRICING.

PROPOSAL NO. 4

APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

Our Board has approved and, subject to stockholder approval, adopted amendments (the “Reverse Stock Split Amendments”) to our Amended and Restated Certificate of Incorporation to effect a reverse stock split to all of the outstanding shares of our common stock at a ratio ranging from any whole number between 1-for-5 and 1-for-30, with the exact ratio within such range to be determined by the Board at its discretion (the “Reverse Stock Split”), subject to the Board’s authority to determine when to file the amendment and to abandon the other amendments notwithstanding prior stockholder approval of such amendments. Pursuant to the law of the State of Delaware, our state of incorporation, the Board must adopt any amendment to our Amended and Restated Certificate of Incorporation and submit the amendment to stockholders for their approval. The text of the form of Reverse Stock Split Amendments, one of which would be filed with the Secretary of State of the State of Delaware by means of the Certificate of Amendment to effect the Reverse Stock Split, are set forth in Annex A to this Proxy Statement.

The Board believes that the Reverse Stock Split Amendments are in the best interests of the Company and its stockholders and recommends that the stockholders vote for approval of this Proposal No. 4.

By approving this proposal, stockholders will approve alternative amendments to our Amended and Restated Certificate of Incorporation pursuant to which a number of outstanding shares of our common stock between 5 and 30, inclusive, would be combined into one share of our common stock. Any exercise price and the number of shares of common stock underlying outstanding equity awards and available for future awards under our equity incentive plans, as well as the exercise price and number of shares issuable upon exercise of outstanding warrants, would also be proportionately adjusted in the same manner as a result of the Reverse Stock Split. Upon receiving stockholder approval, the Board will have the authority, but not the obligation, in its sole discretion, to elect, without further action on the part of the stockholders, whether to effect the Reverse Stock Split and, if so, to determine the Reverse Stock Split ratio from among the approved range described above and to effect the Reverse Stock Split by filing a Certificate of Amendment with the Secretary of State of the State of Delaware to be effective as of the Effective Time (defined below), and all other amendments will be abandoned.

If the Reverse Stock Split Amendment is approved by our stockholders, our Board would have the sole discretion to effect the Reverse Stock Split at any time prior to the one-year anniversary of the date on which the Reverse Stock Split Amendment is approved by our stockholders. The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including, without limitation, the anticipated impact of the Reverse Stock Split on the trading price and trading volume of our common stock, the anticipated impact on our market capitalization, our need for shares of common stock to fulfill our corporate purposes, financing activities, and general market and economic conditions. Although our stockholders may approve the Reverse Stock Split, we will not effect the Reverse Stock Split if the Board later does not deem it to be in the best interests of the Company and its stockholders. If we do not effect the Reverse Stock Split prior to the one-year anniversary of the date on which this proposal is approved by stockholders at the Annual Meeting, the authority granted by this proposal to implement the Reverse Stock Split will terminate.

Purpose of the Reverse Stock Split

The Board is submitting the Reverse Stock Split Proposal to our stockholders for approval and adoption with the primary purpose of improving the perception of our common stock as an investment security, resetting our stock price to more normalized trading levels in the face of potentially extended market dislocation, decreasing price volatility for our common stock, as small price movements currently may cause relatively large percentage changes in our stock price, and potentially maintaining the listing of our common stock on the Nasdaq Global Select Market.

Our Board also considered that the Reverse Stock Split and the resulting increase in the per share price of our common stock could encourage increased investor interest in our common stock and promote greater liquidity for our stockholders. Many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock. Additionally, investors may be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. A greater price per share of our common stock could allow a broader range of institutions to invest in our common stock.

Our common stock is currently listed for trading on the Nasdaq Global Select Market. One of the requirements for continued listing on the Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) is maintenance of a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Rule”) and failure to comply with the Minimum Bid Price Rule could lead to the delisting of securities. As of April 10, 2025, our stock price has been below the minimum bid price of $1.00 per share since April 1, 2025. Accordingly, our Board also considered that the Reverse Stock Split could be an effective means of achieving or maintaining compliance with the Minimum Bid Price Rule. However, there is no guarantee that implementing a reverse stock split will increase the price of our common stock sufficiently to achieve or maintain compliance with the Minimum Bid Price Rule. There are additional requirements for continued listing on the Nasdaq Global Select Market that are not related to the price of our common stock, which the Reverse Stock Split will not address.

For all of these reasons, we believe the Reverse Stock Split could potentially help to stabilize trading in our common stock, increase marketability, trading volume and liquidity, and achieve and maintain compliance with the Minimum Bid Price Rule, although there can be no assurances that any or all of these results may be achieved.

Board Discretion to Implement the Reverse Stock Split

The Board believes that stockholder approval of a range of ratios (as opposed to a single reverse stock split ratio) is in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be effected. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board will be a whole number in a range of 1-for-5 to 1-for-30. The Board can only authorize the filing of one Reverse Stock Split Amendment and all other Reverse Stock Split Amendments will be abandoned. The Board also has the authority to abandon all Reverse Stock Split Amendments. If we do not effect the Reverse Stock Split prior to the one-year anniversary of the date on which this proposal is approved by stockholders at the Annual Meeting, the authority granted by this proposal to implement the Reverse Stock Split will terminate.

In determining the Reverse Stock split ratio and whether and when to effect the Reverse Stock Split following the receipt of stockholder approval, the Board will consider a number of factors, including, without limitation:

• the historical trading price and trading volume of our common stock;

• the number of shares of our common stock outstanding immediately before and after the Reverse Stock Split;

• the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading price and trading volume of our common stock;

• the anticipated impact of a particular ratio on our market capitalization;

• achieve and maintain compliance with the Minimum Bid Price Rule, and

• prevailing general market and economic conditions.

We believe that granting our Board the authority to set the ratio for the Reverse Stock Split is important because it allows us to take these factors into consideration and to react to changing market conditions. If our Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the selected Reverse Stock Split ratio.

Risks Associated with the Reverse Stock Split

There are risks associated with the Reverse Stock Split, including that:

• the market price per share of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding immediately before the Reverse Stock Split;

• even if the market price per share of our common stock after the Reverse Stock Split rises, such market price may not be sustained or may not be sufficient to achieve or maintain compliance with the Minimum Bid Price Rule;

• the Reverse Stock Split may not increase our ability to attract and retain employees and other service providers;

• the Reverse Stock Split may not result in more normalized trading in our common stock or decrease the market volatility of our common stock; and

• the Reverse Stock Split may not result in a per share price that will increase the level of investment in our common stock by institutional investors or increase analyst and broker interest in our Company.

You should consider that, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company’s shares of common stock could decline in value after a reverse stock split. You should also consider that the implementation of a Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value. Furthermore, even if an increased per share price can be maintained, the Reverse Stock Split may not achieve the desired results that have been outlined above under “Purpose of the Reverse Stock Split.”

It is also possible that any increase in the liquidity of our common stock following the Reverse Stock Split could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split, particularly if the price of our common stock does not increase as a result of the Reverse Stock Split.

Additionally, if the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of common stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of our common stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of our common stock.

Principal Effects of the Reverse Stock Split

Issued and Outstanding Shares of Common Stock

If the Reverse Stock Split is approved and effected, each holder of our common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of our common stock upon effectiveness of the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously at the same exchange ratio for all outstanding shares of common stock, as required by our Amended and Restated Certificate of Incorporation. Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split will affect all stockholders uniformly and would not change any stockholder’s relative percentage ownership interest in our Company, voting rights, or other rights that accompany shares of our common stock. Shares of our common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable, and the par value per share of common stock will remain $0.0001.

Relative Increase in Number of Authorized Shares of Common Stock for Issuance

The Reverse Stock Split will not affect the number of authorized shares or the par value of our capital stock, which will remain at 700,000,000 shares of common stock and 50,000,000 shares of preferred stock (collectively, the “capital stock”).

Although the number of authorized shares of our capital stock will not change as a result of the Reverse Stock Split, the number of shares of our common stock issued and outstanding will be reduced in proportion to the Reverse Stock Split ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our common stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.

If the proposed Reverse Stock Split Amendments are approved, all or any of the authorized and unissued shares of our common stock may be issued in the future for such corporate purposes and such consideration as the Board deems advisable from time to time, without further action by the stockholders of our Company and without first offering such shares to our stockholders. When and if additional shares of our common stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share.

Except pursuant to incentive awards granted under the Company’s equity incentive plans and outstanding warrants, and the Company’s at-the-market sales program, pursuant to which the Company may offer and sell up to an aggregate of $300.0 million of shares of common stock (of which $14,445,950.42 of the Company’s common stock has been issued and sold by the Company as of the date hereof), the Company presently has no plan, commitment, arrangement, understanding, or agreement regarding the issuance of common stock. However, the Company regularly considers its capital requirements and may conduct securities offerings, including equity and/or equity linked offerings, in the future. Any shares issuable pursuant to such incentive awards or warrants will be subject to the Reverse Stock Split ratio determined by the Board.

Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued shares of common stock, the future issuance of additional shares of common stock will reduce our current stockholders’ percentage ownership interest in the total outstanding shares of common stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of common stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of common stock. If these factors were reflected in the price per share of our common stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment.

Equity Compensation Plans and Outstanding Equity-Based Awards

The Company maintains the Neumora Therapeutics, Inc. 2023 Incentive Award Plan (the “2023 Plan”), the Neumora Therapeutics, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), the BlackThorn Therapeutics, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and the Neumora Therapeutics, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”, and collectively with the 2023 Plan, the 2020 Plan, and the 2015 Plan, the “Plans”), which provide stock-based awards to employees and other individual service providers of the Company. We have granted options to purchase shares of our common stock and restricted stock units under the 2023 Plan and options to purchase shares of our common stock under the 2020 Plan and the 2015 Plan.

Our Board generally has the discretion to determine the appropriate adjustment to the Plans and outstanding awards in the event of a reverse stock split. Accordingly, if the Reverse Stock Split is approved and effected, consistent with the terms of the Plans and outstanding award agreements, the total number of shares of common stock issuable upon exercise or vesting of such awards and the total number of shares of common stock remaining available for future awards under the Plans would be proportionately reduced based on the Reverse Stock Split ratio selected by our Board, and any fractional shares that may result therefrom shall be rounded down. Furthermore, consistent with the terms of the Plans and outstanding award agreements, the exercise price of any outstanding options would be proportionately increased based on the Reverse Stock Split ratio selected by our Board, and any fractional cents that may result therefrom shall be rounded up. Our Board has authorized the Company to effect any changes necessary, desirable or appropriate to give effect to the Reverse Stock Split under the Plans, including any applicable technical, conforming changes thereunder (for example, any share-based award limits under any of the Plans will be proportionately reduced based on the Reverse Stock Split ratio selected by our Board).

Illustration of Reverse Stock Split

For purposes of illustration, the following table contains approximate information relating to our common stock if the Reverse Stock Split is effected at a ratio of 1-for-5, 1-for-10, 1-for-15, 1-for-20, 1-for-25, or 1-for-30 based on share information as of the close of business on April 10, 2025:

	Pre-Reverse Stock Split	1-for-5	1-for-10	1-for-15	1-for-20	1-for-25	1-for-30
Authorized	700,000,000	700,000,000	700,000,000	700,000,000	700,000,000	700,000,000	700,000,000
Issued and Outstanding	161,747,922	32,349,584	16,174,792	10,783,195	8,087,396	6,469,917	5,391,597
Reserved for Future Issuance Pursuant to Outstanding Stock Options and Restricted Stock Units	24,746,050	4,949,210	2,474,605	1,649,737	1,237,303	989,842	824,868
Reserved for Future Issuance Pursuant to the Plans	23,513,236	4,702,647	2,351,324	1,567,549	1,175,662	940,529	783,775
Authorized but Unissued and Unreserved	489,992,792	657,998,558	678,999,279	685,999,519	689,499,640	691,599,712	692,999,760

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates, if Applicable

If the proposed Reverse Stock Split Amendments are approved by the Company’s stockholders and our Board determines to effect the Reverse Stock Split, the Reverse Stock Split will become effective at 5:00 p.m., Eastern time, on the date the Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into new shares of common stock, in accordance with the selected Reverse Stock Split ratio contained in the Certificate of Amendment.

Registered “Book-Entry” Holders of Common Stock

As soon as practicable after the Effective Time, stockholders will be notified by our exchange agent that the Reverse Stock Split has been effected. As all of the outstanding shares of our common stock are held in book-entry form, you will not need to take any action to receive post-Reverse Stock Split shares of our common stock. Following the Effective Time, our exchange agent will send to your registered address a corporate actions statement indicating the number of post-Reverse Stock Split shares of common stock you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be included in this mailing after the Effective Time. (See “Fractional Shares” below).

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares of common stock held by stockholders in “street name” (i.e., through a bank, broker or other nominee) in the same manner as registered “book-entry” holders of common stock. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Fractional Shares

No scrip or fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to a fractional share because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board. Instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be equal to the fraction of a share to which such stockholder would otherwise be entitled multiplied by the closing price per share of common stock on the trading day immediately preceding the Effective Time as reported by The Nasdaq Global Select Market (as adjusted to give effect to the Reverse Stock Split). No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares for the period of time between the Effective Time and the date payment is received.

After the Reverse Stock Split, then-current stockholders would have no further interest in our Company with respect to their fractional shares. A person entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-Reverse Stock Split stockholders to the extent that there are stockholders holding fewer than that number of pre-Reverse Stock Split shares within the Reverse Stock Split ratio that is determined by the Board as described above. Reducing the number of post-Reverse Stock Split stockholders, however, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders will not be entitled to appraisal rights with respect to the Reverse Stock Split, and we do not intend to independently provide stockholders with any such right.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in this Proposal 4 as a result of their ownership of shares of our common stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in this Proposal 4 that are different from or greater than those of any of our other stockholders.

Anti‑takeover Effects of Proposed Amendments

Release No. 34‑15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposed amendments to our Amended and Restated Certificate of Incorporation discussed herein, that may be used as an anti‑takeover mechanism. An additional effect of the Reverse Stock Split would be to increase the relative amount of authorized but unissued shares of our common stock, which may, under certain circumstances, be construed as having an anti‑takeover effect. Although not intended for such purposes, the effect of the increased available shares could be to render more difficult or discourage an attempt to take over or otherwise obtain control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the Board or contemplating a tender offer or other change in control transaction). In addition, our Amended and Restated Certificate of Incorporation and our bylaws include provisions that may have an anti‑takeover effect. These provisions, among things, permit the Board to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporate actions and may delay or discourage a change in control.

Our Board is not presently aware of any attempt to acquire control of the Company, and the Reverse Stock Split proposal is not part of any plan by our Board to recommend or implement a series of anti‑takeover measures.

Accounting Treatment of the Reverse Stock Split

If the Reverse Stock Split is effected, the par value per share of our common stock will remain unchanged at $0.0001. Accordingly, at the Effective Time, the stated capital on the Company’s consolidated balance sheets attributable to our common stock will be reduced in proportion to the size of the Reverse Stock Split ratio, and the additional paid‑in‑capital account will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged as a result of the Reverse Stock Split. Per share net income or loss will be increased because there will be fewer shares of common stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock‑based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of material U.S. federal income tax consequences of the Reverse Stock Split to U.S. Holders (as defined below) of our common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. We have not sought, and will not seek, an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

This discussion is limited to U.S. Holders that hold our common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to U.S. Holders subject to special tax rules, including, without limitation:

• persons that are not U.S. Holders;

• U.S. Holders whose functional currency is not the U.S. dollar;

• persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

• banks, insurance companies, and other financial institutions;

• real estate investment trusts or regulated investment companies;

• brokers, dealers, or traders in securities;

• S corporations or partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

• tax-exempt organizations or governmental organizations;

• persons deemed to sell our common stock under the constructive sale provisions of the Code;

• persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

• tax-qualified retirement plans; and

• “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

• If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

THIS DISCUSSION IS FOR INFORMATION PURPOSES AND IS NOT TAX ADVICE. EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

This summary addresses only stockholders that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

• an individual who is a citizen or resident of the United States;

• a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

• an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

• a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

• The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, U.S. Holders generally should not recognize gain or loss as a result of the Reverse Stock Split, except as described below with respect to cash received in lieu of fractional shares. A U.S. Holder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal the U.S. Holder’s aggregate tax basis in the shares of the common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period for the shares of the common stock received should include the holding period for the shares of the common stock surrendered.

Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered pursuant to the Reverse Stock Split to shares of common stock received pursuant to the Reverse Stock Split. U.S. Holders holding shares of common stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of common stock should be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A U.S. Holder that receives cash in lieu of a fractional share in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the portion of the U.S. Holder’s adjusted tax basis allocable to the fractional share. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock surrendered exceeded one year at the Effective Time. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

U.S. Holders (other than corporations and certain other exempt recipients) may be subject to information reporting with respect to any cash received in lieu of a fractional share of common stock in the Reverse Stock Split. U.S. Holders that are subject to information reporting and do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed IRS Form W‑9) may also be subject to backup withholding at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Neumora under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://ir.neumoratx.com/corporate-governance/governance-overview. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Neumora’s audited financial statements as of and for the year ended December 31, 2024.

The Audit Committee has discussed with Ernst & Young, LLP (“EY”), the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY their independence.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

Audit Committee
Matthew Fust, Chair
Kristina Burow(1)
Maykin Ho, Ph.D.

(1) Ms. Burow no longer serves on the Audit Committee as of April 1, 2025.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees, which is available on our website at https://ir.neumoratx.com/corporate-governance/governance-overview. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. In addition, we intend to promptly disclose (1) the nature of any substantive amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

The reference to our web address in this proxy statement does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://ir.neumoratx.com/corporate-governance/governance-overview.

Independence of the Board of Directors

As required under the Nasdaq Capital Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined all of our directors, other than Mr. Berns, qualify as “independent” directors in accordance with the Nasdaq listing requirements. Mr. Berns is not considered independent by virtue of his position as an executive officer of the company. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationship exists, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or to implement a lead independent director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. Berns currently serves as the Chief Executive Officer and Chairman of our Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines and approves or disapproves any related person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee is responsible for:

• appointing, retaining, compensating and overseeing the work of our independent registered public accounting firm;

• assessing the independence and performance of the independent registered public accounting firm;

• monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

• reviewing with our independent registered public accounting firm the scope and results of the firm’s annual audit of our consolidated financial statements;

• overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the consolidated financial statements that we will file with the SEC;

• pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

• reviewing policies and practices related to risk assessment and management;

• reviewing our accounting and financial reporting policies and practices and accounting controls, as well as compliance with legal and regulatory requirements;

• reviewing, overseeing, approving, or disapproving any related-person and related party transactions;

• reviewing with our management the scope and results of management’s evaluation of our disclosure controls and procedures and management’s assessment of our internal control over financial reporting, including the related certifications to be included in the periodic reports we will file with the SEC; and

• establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters, or other ethics or compliance issues.

The current members of our Audit Committee are Matthew Fust, Maykin Ho, Ph.D. and David Piacquad. Mr. Fust serves as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Fust is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that Mr. Fust, Dr. Ho and Mr. Piacquad are “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and Nasdaq.

The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at https://ir.neumoratx.com/corporate-governance/governance-overview.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. Among other things, the Compensation Committee is responsible for:

• reviewing and approving the compensation of our executive officers, including reviewing and approving corporate goals and objectives with respect to compensation;

• acting as an administrator of our equity incentive plans;

• reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans;

• reviewing and recommending that our Board approve the compensation for our Chairman and Chief Executive Officer;

• reviewing and recommending that our Board approve the compensation for our non-employee board members; and

• establishing and reviewing general policies relating to compensation and benefits of our employees.

The current members of our Compensation Committee are Kristina Burow, Matthew Fust and Alaa Halawa. Ms. Burow serves as the chair of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. The Committee’s charter permits it to delegate its authority and responsibilities to individual members of the Compensation Committee or to a subcommittee of Compensation Committee members, to the extent consistent with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. A copy of the Compensation Committee Charter is available to security holders on our website at https://ir.neumoratx.com/corporate-governance/governance-overview.

The Compensation Committee has retained Alpine, a national executive compensation consulting firm. Alpine was engaged to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals proposed by management. In compliance with the proxy disclosure requirements under Regulation S-K established by the SEC regarding the independence of compensation consultants, Alpine addressed each of the six independence factors established by the SEC with the Compensation Committee. Each of the responses affirmed the independence of Alpine on executive compensation matters. Based on this assessment, the Compensation Committee determined that the engagement of Alpine does not raise any conflicts of interest or similar concerns.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The current members of our Nominating and Corporate Governance Committee are Alaa Halawa, Maykin Ho, Ph.D., and Kristina Burow. Mr. Halawa serves as the chair of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website page at https://ir.neumoratx.com/corporate-governance/governance-overview.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

• personal and professional integrity, strong ethics, and values;

• practical and mature business judgment

• experience in corporate management, such as serving as an officer of a public company;

• experience as a board member of another public company;

• professional and academic experience relevant to our industry;

• leadership skills; and

• experience in finance and accounting and/or executive compensation practices.

Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, 10 days after the date on which public disclosure of the date of such annual meeting was first made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our Amended and Restated Bylaws. As set forth in our Amended and Restated Bylaws, submissions must include the name and address of the proposed nominee, indirect and direct interests in securities of the Company, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct material interests in any material contract or agreement between the nominating stockholder and any other participants in such solicitation, including, all information that would be required to be disclosure pursuant to Item 404 under Regulation S-K, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Amended and Restated Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Amended and Restated Bylaws, as amended and restated to date, which is available, without charge, from the Secretary of the Company, at 490 Arsenal Way, Suite 200, Watertown, Massachusetts 02472.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met five times during 2024. The Audit Committee met four times. The Compensation Committee met five times. The Nominating and Corporate Governance Committee met two times. During 2024, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary of the Company, 490 Arsenal Way, Suite 200, Watertown, Massachusetts 02472. The Secretary of the Company will forward pertinent communications to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2024, our Compensation Committee consisted of Ms. Burow, Mr. Fust and Mr. Halawa. None of the members of our Compensation Committee during 2024 nor any of the current members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

Compensation Recovery (“Clawback”) Policy

Our Board has adopted the Company’s Policy for Recovery of Erroneously Awarded Compensation (“Clawback Policy”), effective as of September 14, 2023, applicable to our current and former executive officers, as defined in Exchange Act Rule 10D-1(d), in accordance with SEC rules and the applicable Nasdaq listing standards. This Clawback Policy applies to incentive-based compensation that is granted, earned or vested wholly or in part upon attainment of one or more financial reporting measures (each, a “Financial Reporting Measure”) that is received by an executive officer (1) after beginning service as an executive officer, (2) who served as an executive officer at any time during the performance period for that compensation and (3) during the three completed fiscal years immediately preceding the date on which the Company concludes, or reasonably should have concluded, that the Company is required to prepare a restatement with respect to any such Financial Reporting Measure. The Clawback Policy provides that, in the event of a restatement of our financial statements due to material noncompliance with financial reporting requirements, the administrator of the Clawback Policy will recover (subject to limited exceptions) the amount (as determined on a pre-tax basis) of incentive-based compensation erroneously received by an executive officer (i.e., in the event that the amount of such compensation was calculated based on the achievement of certain financial results that were subsequently revised due to the restatement, and the amount of the incentive-based compensation that would have been earned by such executive officer had the financial results been properly reported would have been lower than the amount actually paid).

Prohibition on Hedging, Pledging and Similar Transactions

We have adopted an Insider Trading Compliance Policy governing the purchase, sale, and other dispositions of our securities by our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. A copy of our Insider Trading Compliance Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

All employees, officers, the non-employee members of our Board and certain consultants of the Company are subject to our Insider Trading Compliance Policy. The policy prohibits the covered individuals from purchasing or selling any of our securities while in possession of material nonpublic information.

Our Insider Trading Compliance Policy also prohibits covered individuals, including our NEOs, from (i) making short sales of our securities, (ii) engaging in transactions in puts, calls or other options or derivative instruments related to our securities, (iii) engaging in any hedging or similar transaction designed to decrease the risks associated with holding our securities and (iv) purchasing our securities on margin or pledging our securities as collateral.

TRANSACTIONS WITH RELATED PERSONS

We describe below transactions and series of similar transactions, since January 1, 2023, to which we were a party or will be a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed years with any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

BlackThorn Share Issuance

In June 2020, we entered into an agreement and plan of merger (the “BlackThorn Merger Agreement”) to acquire all of the equity interests of BlackThorn Therapeutics, Inc. (“BlackThorn”), which closed in September 2020. Pursuant to the terms of the BlackThorn Merger Agreement, we are required to pay the former equity holders of BlackThorn contingent consideration (i) with respect to navacaprant, in the form of development and regulatory approval milestones of up to an aggregate amount of $365.0 million, which includes a milestone payment that became due in October 2023 upon dosing the first patient in the Phase 3 clinical trial for navacaprant, and sales-based milestones of up to an aggregate amount of $450.0 million and (ii) with respect to NMRA-511, in the form of development and regulatory approval milestones of up to an aggregate amount of $100.0 million, and sales-based milestones of up to an aggregate amount of $100.0 million (“BlackThorn Milestones”). At our sole discretion, the BlackThorn Milestone payments may be settled in cash or shares of our stock, or a combination of both, subject to the provisions of the BlackThorn Merger Agreement, other than one development milestone in the amount of $10.0 million, which must be settled in cash.

In December 2023, we issued 6,072,445 shares of common stock based on the volume weighted average price per share prior to the date the milestone was met and paid $2.3 million in cash in satisfaction of the Phase 3 navacaprant milestone to the former equity holders of BlackThorn and participants in the carveout plan.

The table below sets forth the cash paid or number of shares of our common stock issued to any of our directors, officers and holders of more than 5% of our capital stock and their affiliated entities in connection with the BlackThorn Milestones in December 2023.

Name	Shares of Common Stock Issued (#)	Cash Paid ($)
Entities affiliated with ARCH Venture Partners(1)	1,879,654	—
Matthew Fust(2)	—	132,481
Paul L. Berns(2)	—	601,538

(1)
Kristina Burow was designated to our Board by ARCH Venture Partners. Kristina Burow is a member of our Board. In addition, our Co-Founder, Chairman and Chief Executive Officer, Paul L. Berns, is a Managing Director of ARCH Venture Partners. For further details, see the information provided in footnote (2) to the table in the section titled “Security Ownership of Certain Beneficial Owners and Management.”
(2)
Represents the portion of the payment that was payable in respect of equity grants that vested while such individual was providing services to BlackThorn and that is considered contingent consideration of the BlackThorn acquisition.

Amgen Agreements

Amgen Inc., one of our greater than 5% stockholders, is party to two license agreements and a research and collaboration agreement with us as described in our Annual Report on Form 10-K for the year ended December 31, 2024 under “Business—In-Licensing and Collaboration Agreements—Exclusive License Agreements with Amgen for CK1d and GCase” and “Business—In-Licensing and Collaboration Agreements—Research Collaboration Agreement with Amgen”. During the years ended December 31, 2024 and 2023, we made payments to Amgen of $9.4 million and $21.9 million, respectively, under the Amgen Collaboration Agreement. In addition, in connection with the purchase by Amgen of shares of our previously outstanding Series A-2 preferred stock, on September 10, 2021, we entered into a letter agreement with Amgen which provides, among other things, that for so long as Amgen holds shares of our capital stock representing at least 10% of our outstanding capitalization, we will appoint one member to our Board that is designated by Amgen.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement with certain holders of our common stock, including entities with which certain of our directors are affiliated. Under this agreement, the holders of certain shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. The amended and restated investors’ rights agreement is filed as an exhibit to our Annual Report on 10-K for the year ended December 31, 2024.

Director and Executive Officer Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers. For more information regarding these agreements, see “Executive Compensation–Narrative to Summary Compensation Table.”

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed years, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2024.

2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Kristina Burow	75,000	199,995	218,260	493,255
Matthew Fust	72,500	199,995	218,260	490,755
Alaa Halawa	62,500	199,995	218,260	480,755
Maykin Ho, Ph.D.	60,000	199,995	218,260	478,255
David Piacquad	48,750	199,995	218,260	467,005

(1)
Amounts represent the aggregate grant date fair value of restricted stock units (“RSUs”) and options and granted during 2024, as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 1 and Note 10 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2024. As of December 31, 2024, each non-employee director held options to purchase the following number of shares of our common stock: Dr. Burow, 75,026; Mr. Fust, 141,959; Ms. Halawa, 75,026; Dr. Ho, 151,959; Mr. Piacquad, 75,026. As of December 31, 2024, each non-employee director held the following number of RSUs: Dr. Burow, 20,100; Mr. Fust, 20,100; Ms. Halawa, 20,100; Dr. Ho, 20,100; Mr. Piacquad, 20,100.

Narrative to Director Compensation Table

Our non-employee directors are compensated under our Non-Employee Director Compensation Program (the “Director Compensation Program”). As amended in March 2024, the Director Compensation Program provided for our non-employee directors to receive cash compensation as follows:

• Each non-employee director will receive an annual cash retainer in the amount of $45,000.

• The lead independent director will receive additional cash compensation in the amount of $25,000 per year.

• The chair and each member of the audit committee will receive additional cash compensation in the amount of $20,000 and $10,000 per year, respectively, for service on the audit committee.

• The chair and each member of the Compensation Committee will receive additional cash compensation in the amount of $15,000 and $7,500 per year, respectively, for service on the Compensation Committee.

• The chair and each member of the nominating and corporate governance committee will receive additional cash compensation in the amount of $10,000 and $5,000 per year, respectively, for service on the nominating and corporate governance committee.

Each non-employee director may elect, on an annual basis, to convert all or a portion of such non-employee director’s annual retainer into a number of RSUs granted under the 2023 Plan, which will be fully vested on the date of grant, and settlement of the RSUs may be deferred at the election of the non-employee director.

Under the Director Compensation Program as amended in March 2024, each non-employee director who is initially elected or appointed to serve on our Board on or after the effective date of the Director Compensation Program will be granted equity awards composed of a stock option and award of RSUs with an aggregate grant date fair value of $725,000 (the “Initial Grant”). The number of shares underlying the stock option is determined by dividing $362,500 by the per share grant date fair value of the option, rounded down, and the number of RSUs is determined by dividing $362,500 by the fair market value of our common stock on the date of grant, rounded down. The stock option has an exercise price per share equal to the closing trading price of a share of our common stock on the date of grant (or immediately preceding trading day if the date of grant is not a trading day) and vests as to 1/36th of the underlying shares on a monthly basis over three years, subject to continued service through the applicable vesting date. The RSUs vest in substantially equal installments on each of the first three anniversaries of the date of grant, subject to continued service through the applicable vesting date.

In addition, each non-employee director who (i) has been serving on our Board for at least four months and (ii) will continue to serve as a non-employee director immediately following such annual meeting will automatically be granted equity awards composed of a stock option and award of RSUs with an aggregate grant date fair value of $400,000 (the “Annual Grant”). The number of shares underlying the stock option is determined by dividing $200,000 by the per share grant date fair value of the option, rounded down, and the number of RSUs is determined by dividing $200,000 by the closing trading price of a share of our common stock on the date of grant (or immediately preceding trading day if the date of grant is not a trading day), rounded down. The stock option has an exercise price per share equal to the closing trading price of a share of our common stock on the date of grant (or immediately preceding trading day if the date of grant is not a trading day)and each of the stock option and the RSUs vest in a single installment on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders after the date of grant, subject to continued service through the applicable vesting date.

In March 2025, we amended the Director Compensation Program to provide for the Initial Grant to be composed of an option to purchase 160,000 shares of our common stock and for the Annual Grant to be composed of an option to purchase 80,000 shares of our common stock. The Initial Grant vests as to 1/36th of the underlying shares on a monthly basis over three years, subject to continued service through the applicable vesting date. The Annual Grant vests in a single installment on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders after the date of grant, subject to continued service through the applicable vesting date.

Pursuant to the Director Compensation Program, upon a change in control transaction, all outstanding equity awards held by our non-employee directors will vest in full.

Under the Director Compensation Program, we also reimburse each non-employee director for all reasonable business expenses incurred in the performance of such non-employee director’s duties.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of April 10, 2025.

Name	Age	Position
Paul L. Berns	58	Chief Executive Officer and Chairman
Jason Duncan	51	Chief Legal and Administrative Officer
Daljit (Bill) Singh Aurora, Pharm.D.	58	Chief Operating and Development Officer
Joshua Pinto, Ph.D.	42	President
Michael Milligan	53	Chief Financial Officer and Principal Accounting Officer

The biographical information of Mr. Berns is included above under “Proposal No. 1 Election of Directors.”

Jason Duncan has served as our Chief Legal and Administrative Officer since February 2025 and was previously our Chief Legal Officer from December 2023 to February 2025. Prior to joining Neumora, he served as chief legal officer, general counsel and secretary of Albireo Pharma, a publicly traded biotech company that was acquired by Ipsen in 2023. Prior to Albireo, Mr. Duncan served as general counsel, Americas at Stallergenes Greer Holdings from August 2015 to June 2018. Previously, Mr. Duncan was vice president, head of compliance and legal, North America at Sobi, Inc., a global biopharmaceutical company, from May 2014 to August 2015. Mr. Duncan holds a J.D. from Suffolk University Law School and a B.A. in Political Science from Dickinson College.

Bill Aurora, Pharm.D. has served as our Chief Operating and Development Officer since February 2025 and was previously our Chief Strategy Officer from September 2023 to February 2025. He held prior roles that include Chief Development Officer and Chief External Affairs Officer since joining Neumora in August 2021. From July 2016 to June 2021, Dr. Aurora served as the chief scientific affairs officer of Dermira, Inc., which was acquired by Eli Lilly in 2020. Previously, he held vice president roles in medical affairs at Neurocrine Biosciences from May 2015 to July 2016 and global scientific affairs at Merck Research Laboratories from September 2014 to April 2015 and Amgen from July 2002 to September 2014. Dr. Aurora holds a Pharm.D. from the University of Texas Health Science Center, San Antonio, and B.S. in pharmacy from the University of Texas at Austin. He obtained board certification in psychiatric pharmacy practice.

Joshua Pinto, Ph.D. has served as our President since February 2025 and was previously our Chief Financial Officer from June 2021 to February 2025. Dr. Pinto has also served on the board of directors and as Audit Committee Chair of Metsera, Inc., a public biotechnology company, since September 2024. Prior to that, Dr. Pinto held roles of increasing responsibility at Credit Suisse, a public financial services company, from April 2015 to June 2021, most recently serving as director of healthcare investment banking from January 2019 to June 2021. Dr. Pinto worked for Piper Jaffray, a financial services company, as an associate in healthcare banking from 2014 to 2015. Before that, he worked in global external R&D at Eli Lilly, a public pharmaceutical company, from 2013 to 2014. Dr. Pinto holds a B.S. in Business Administration and Biochemistry from Centenary College of Louisiana, an M.B.A. in Finance from McMaster University and a Ph.D. in Neuroscience from McMaster University.

Michael Milligan has served as our Chief Financial Officer and principal accounting officer since February 2025 and previously served as our Senior Vice President, Finance and principal accounting officer from January 2022 to February 2025. Prior to that, Mr. Milligan served as the Vice President Finance for Y-mAbs Therapeutics, Inc., a biopharmaceutical company, from August 2018 to December 2021 and as the Vice President Finance & Controller at Acorda Therapeutics, Inc., a biotechnology company, from December 2016 to July 2018. Mr. Milligan also previously served as the Chief Financial Officer of New Haven Pharmaceuticals, Inc., a pharmaceutical company, from November 2014 to November 2016 and the Vice President and Chief Accounting Officer of Shinonogi Inc., a pharmaceutical company, from October 2008 to November 2014. Mr. Milligan holds a B.B.A. in Accounting from the University of Miami and an M.B.A. from Georgia State University.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers, or NEOs. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. We were an “emerging growth company” as defined in the JOBS Act until December 31, 2024, and we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” of say-on-pay votes.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for, and the positions they held during, fiscal year 2024 are as follows:

• Paul L. Berns, Executive Chairman;

• Henry O. Gosebruch, President and Chief Executive Officer; and

• Bill Aurora, Pharm.D., Chief Strategy Officer.

In February 2025, Mr. Berns assumed the positions of Chairman and Chief Executive Officer, Mr. Gosebruch ceased serving as our President and Chief Executive Officer and Dr. Aurora was promoted to Chief Operating and Development Officer.

2024 Summary Compensation Table

The following table sets forth total compensation paid to our NEOs for the year ending on December 31, 2024.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul L. Berns	2024	470,000	—	3,094,488	4,818,975	253,800	11,130	8,648,393
Executive Chairman	2023	537,500	16,125	—	6,922,080	1,082,737	11,826	8,570,268
Henry O. Gosebruch	2024	700,000	—	1,445,600	2,251,200	378,000	11,130	4,785,930
President and Chief Executive Officer	2023	337,500	2,520,250	3,739,983	14,929,223	465,750	6,563	21,999,269
Bill Aurora, Pharm.D.	2024	496,787	—	1,761,825	2,743,650	188,779	10,885	5,201,926
Chief Strategy Officer	2023	473,130	—	—	2,453,507	241,296	11,912	3,179,845

(1)
In February 2025, Mr. Berns assumed the positions of Chairman and Chief Executive Officer, Mr. Gosebruch ceased serving as our President and Chief Executive Officer and Dr. Aurora was promoted to Chief Operating and Development Officer.
(2)
Amounts represent the aggregate grant date fair value of restricted stock awards and RSUs granted during the fiscal year, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 1 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2024.
(3)
Amounts represent the aggregate grant date fair value of stock options and stock purchase rights granted during the fiscal year, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 10 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2024.
(4)
Amounts represent annual cash incentive bonuses earned by our NEOs based on the achievement of certain pre-established metrics under our 2024 Bonus Plan, as described in the section below titled “2024 Bonuses.”

(5)
Amounts reported for 2024 are composed of 401(k) Plan matching contributions and electronics allowances as follows:

Name	401(k) Plan Matching Contributions	Electronics Allowance	Total
Paul L. Berns	10,350	780	11,130
Henry O. Gosebruch	10,350	780	11,130
Bill Aurora, Pharm.D.	10,105	780	10,885

Narrative to Summary Compensation Table

2024 Salaries

Our NEOs each receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, role and responsibilities. For 2024, Mr. Berns, Mr. Gosebruch, and Dr. Aurora had an annual base salary of $470,000, $700,000 and 496,787, respectively. Our Board and Compensation Committee may adjust base salaries from time to time in their discretion.

2024 Bonuses

We maintain an annual performance-based cash bonus program in which each of our NEOs participated in fiscal year 2024. Each NEO’s target bonus is expressed as a percentage of their annual base salary which can be achieved by meeting company and individual goals at target level. The 2024 annual bonuses for Mr. Berns, Mr. Gosebruch and Dr. Aurora were targeted at 60%, 60%, and 40% of their respective base salaries. Our Board has historically reviewed these target percentages to ensure they are adequate but does not follow a formula. Instead, our Board set these rates based on each NEO’s experience in their role with us and the level of responsibility held by the NEO, which we believe directly correlates to their ability to influence corporate results.

For determining performance bonus amounts, our Board set certain corporate performance goals after receiving input from our Chief Executive Officer and provided for Messrs. Gosebruch’s and Berns’ bonuses to be based 100% on the achievement of our corporate goals and our other NEOs’ bonuses to be based 75% on the achievement of our corporate goals and 25% on individual performance.

In early 2025, our Compensation Committee determined that the corporate goals under our 2024 performance-based cash bonus program were achieved at 85%, which it, in conjunction with our full board of directors, increased to 90% based on its determination of performance factors not originally included as goals under the bonus program. The actual amounts paid to our other named executive officers are set forth in the Summary Compensation Table above under the column “Non-Equity Incentive Plan Compensation.”

Equity-Based Compensation

In February 2024, we granted each of Mr. Berns, Mr. Gosebruch and Dr. Aurora an option to purchase 342,500, 160,000 and 195,000 shares of our common stock, respectively, and 171,250, 80,000 and 97,500 RSUs, respectively. Each option has an exercise price per share $18.07 and vests as to 25% of the initial number of shares underlying the option on the first anniversary of the date of grant and as to 1/48th of the initial number of shares underlying the option on each monthly anniversary of the date of grant thereafter, in each case, subject to continued service to us. Each award of RSUs vests as to 25% of the initial number of RSUs subject to the award on each of the first four anniversaries of the date of grant.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. During 2024, we matched 50% of up to 6% of employee, including NEO, compensation that is contributed to our 401(k) plan, up to plan limits.

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance. Our NEOs are eligible for certain enhanced benefits under our executive-level medical insurance, life insurance and short-term and long-term disability insurance.

Perquisites and Other Personal Benefits

We provide each of our NEOs an electronics allowance of $780 per year. During 2023, we also provided our NEOs gifts comprised of leather bags.

In July 2023, in connection with Mr. Gosebruch’s commencement of employment with us as our President and Chief Executive Officer, Mr. Gosebruch was entitled to be reimbursed for legal fees incurred in negotiating his employment agreement with us. No such legal fees were reimbursed in 2024.

Our Compensation Committee may from time to time approve perquisites in the future when our Compensation Committee determines that they are necessary or advisable to fairly compensate or incentivize our employees.

Equity Award Timing Policies and Practices

We generally grant equity awards at regularly scheduled Board or Compensation Committee meetings. We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information becomes known to the Compensation Committee before granting an equity award, the Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.

During fiscal year 2024, we did not grant stock options or similar option‐like instruments to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2024.

		Option Awards					Stock Awards
Name	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Paul L. Berns	2/14/2024	—		342,500	18.0700	2/13/2034	171,250	(3)	1,815,250
	7/3/2023	338,535		617,329	6.3555	6/27/2033	—		—
	2/1/2022	352,076		144,973	4.6300	1/26/2032	—		—
	11/1/2018	88,707		—	10.8300	9/7/2030	—		—
Henry O. Gosebruch	2/14/2024	—		160,000	18.0700	2/13/2034	80,000	(3)	848,000
	7/3/2023	722,208		1,316,969	6.3555	7/2/2033	—		—
	7/12/2023	—		—	—	—	246,932	(4)	2,617,479
Bill Aurora	2/14/2024	—		195,000	18.0700	2/13/2034	97,500	(3)	1,033,500
	6/30/2023	38,233		63,725	6.3555	6/22/2033	—		—
	2/1/2023	157,716		186,395	6.5124	1/18/2033	—		—
	2/1/2022	—		—	—	1/26/2032	33,456	(5)	354,634
	8/2/2021	178,428	(6)	—	4.2370	9/20/2031	—		—

(1)
Except as otherwise noted, each option award vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to 1/48th of the underlying shares on each monthly anniversary of the vesting commencement date thereafter, in each case, subject to continued service to us.
(2)
Market value based on $10.60 per share, the closing trading price of our common stock as of December 31, 2024, the last trading day in 2024.
(3)
Constitutes RSUs, which vest as to 25% of the underlying shares annually from the vesting commencement date, subject to continued service to us.
(4)
Constitutes restricted shares of our common stock that remain subject to forfeiture in the event Mr. Gosebruch terminates services with us. The restricted shares vest in substantially equal monthly installments through the fourth anniversary of the vesting commencement date, subject to continued service to us.
(5)
Constitutes an early exercised stock options that remain subject to forfeiture in the event Mr. Aurora terminates services with us. The stock option vests as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to 1/48th of the underlying shares on each monthly anniversary of the vesting commencement date thereafter, in each case, subject to continued service to us.
(6)
Constitutes an early exercisable stock option, with any unvested shares purchased upon exercise subject to repurchase by us at the lower of the original exercise price or fair market value in the event of a termination of services. The stock option vests as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to 1/48th of the underlying shares on each monthly anniversary of the vesting commencement date thereafter, in each case, subject to continued service to us.

Executive Compensation Arrangements

We have entered into employment agreements and proprietary information and invention assignment agreements with each of our NEOs. Each employment agreement sets forth the title, base salary, target bonus opportunity and initial equity award for the NEO.

Henry Gosebruch

In July 2023, we entered into an Executive Employment Agreement with Mr. Gosebruch setting forth the terms and conditions of Mr. Gosebruch’s employment with us as our President and Chief Executive Officer. The Executive Employment Agreement provided for Mr. Gosebruch to be paid an annual base salary of $675,000 and an annual bonus targeted at 60% of Mr. Gosebruch’s base salary. The Executive Employment Agreement also provided for Mr. Gosebruch to be paid a sign on bonus in the amount of $2,500,000 that was subject to repayment if Mr. Gosebruch’s employment with us was terminated prior to July 2025 for any reason other than a termination by us without cause, by Mr. Gosebruch for good reason or as a result of death or disability, in each case, as defined in the Executive Employment Agreement.

In addition, the Executive Employment Agreement provided for the grant to Mr. Gosebruch of an option to purchase 2,039,177 shares of our common stock for $6.36 per share, which our Board determined was equal to the fair market value of a share on the date of grant. Mr. Gosebruch’s option was subject to the following vesting schedule: 25% of the shares underlying the option vested on July 3, 2024, and would continue to vest as to 1/48th of the original number of shares underlying the option each month thereafter, subject to continued service to us through the applicable vesting date. The Executive Employment Agreement also provided for the grant to Mr. Gosebruch of a stock purchase right covering 127,448 fully vested shares of our common stock for $6.36 per share, which our Board determined was equal to the fair market value of a share on the date of grant and a restricted stock award covering 382,345 shares of our common stock if Mr. Gosebruch exercised the stock purchase right in full. In July 2023, Mr. Gosebruch exercised his stock purchase right in full and, in accordance with the Executive Employment Agreement, the restricted stock award was granted covering 382,345 shares of our common stock, all of which were subject to a risk of forfeiture upon certain terminations of Mr. Gosebruch’s employment. The risk of forfeiture lapsed as to 25% of the shares underlying the restricted stock award on July 3, 2024, and would continue to lapse as to 1/48th of the original number of shares underlying the restricted stock award each month thereafter, subject to continued service to us through the applicable vesting date.

Under the Executive Employment Agreement, Mr. Gosebruch was eligible to receive severance in the event his employment with us was terminated by us without “cause” or by him for “good reason” (each as defined therein and collectively, a “qualifying termination”). In the event the qualifying termination occurred more than 3 months prior to or more than 12 months after a “change in control” (as defined in the Executive Employment Agreement), Mr. Gosebruch would be entitled to receive 12 months continued base salary, his target bonus opportunity, up to 12 months of continued health-care coverage or COBRA reimbursements and solely in the event of a termination by us without cause, extended exercisability of any portion of the initial stock option granted to Mr. Gosebruch that is vested and outstanding as of the date of termination through the earliest of the (i) the 10 year anniversary of the stock option grant, (ii) the nine-month anniversary of our initial public offering, or (iii) immediately prior to a change in control. In the event the qualifying termination occurs within the period beginning 3 months prior to and ending 12 months after a change in control, Mr. Gosebruch would be entitled to 24 months of base salary, two times his target annual bonus opportunity, continued healthcare coverage or COBRA reimbursements for up to 24 months and full vesting acceleration of all equity awards. Mr. Gosebruch must provide a general release of claims in order to receive severance benefits.

The Executive Employment Agreement also provided for us to reimburse Mr. Gosebruch up to $20,000 for legal fees incurred in negotiating the Executive Employment Agreement.

In connection with his involuntary termination of service, in February 2025, we entered into a Separation Agreement with Mr. Gosebruch. Under the Separation Agreement, in exchange for a release of claims against us, Mr. Gosebruch is entitled to receive (i) 12 months continued base salary, (ii) his target bonus for 2025 (payable as a lump sum), (iii) up to 18 months of continued health-care coverage or COBRA reimbursements and (iv) continued exercisability of his vested stock options through February 2026.

Paul Berns

In connection with Mr. Berns’ transition to the role of Executive Chairman in July 2023, we entered into an Executive Chairman Agreement with him that superseded the employment agreement described above. The Executive Chairman Agreement provided for Mr. Berns to be paid an annual base salary of $450,000 and be eligible for an annual bonus targeted at 60% of his base salary. The Executive Chairman Agreement also provided for Mr. Berns to be granted an option to purchase 955,864 shares of our common stock, with an exercise price per share of $6.36, which our Board determined was equal to the fair market value of a share on the date of grant, that vested as to 25% of the shares underlying the option on July 3, 2024 and as to 1/48th of the original number of shares underlying the option each month thereafter, subject to continued service to us through the applicable vesting date. Under the Executive Chairman Agreement, in the event of a change in control, as defined in the Executive Chairman Agreement, the vesting of each stock option and other equity award held by Mr. Berns would fully accelerate.

In February 2025, we entered into a new Executive Employment Agreement with Mr. Berns that supersedes his Executive Chairman Agreement and sets forth the terms and conditions of Mr. Berns’ employment with us as our Chief Executive Officer and Chairman of the Board. The Executive Employment Agreement provides for Mr. Berns to be paid an annual base salary of $700,000 and an annual bonus targeted at 60% of Mr. Berns’ base salary.

In addition, the Executive Employment Agreement provided for the grant to Mr. Berns of an option to purchase 2,000,000 shares of our common stock for $1.69 per share, which was the closing trading price of a share of our common stock on the date of grant. This option will vest as to 25% of the initial shares subject to the option on February 13, 2026 and as to 1/48th of the initial shares underlying the option on each monthly anniversary thereafter, in each case, subject to Mr. Berns’ continued employment with us through the applicable vesting date.

Under the Executive Employment Agreement, Mr. Berns is eligible to receive severance in the event his employment with us is terminated by us without “cause” or by him for “good reason” (each as defined therein). In the event the qualifying termination occurs more than 3 months prior to or more than 18 months after a “change in control” (as defined in the Executive Employment Agreement), Mr. Berns is entitled to receive: (i) 12 months continued base salary, (ii) his target bonus opportunity, and (iii) up to 12 months of continued health-care coverage or COBRA reimbursements. In the event the qualifying termination occurs within the period beginning 3 months prior to and ending 18 months after a change in control, Mr. Berns is entitled to receive: (i) two times his base salary, (ii) two times his target annual bonus opportunity, (iii) continued healthcare coverage or COBRA reimbursements for up to two years, and (iv) full vesting acceleration of all equity awards. Mr. Berns must provide a general release of claims in order to receive severance benefits.

Bill Aurora

In April 2022, we entered into an Executive Employment Agreement with Dr. Aurora setting forth the terms and conditions of Dr. Aurora’s employment with us as our Chief Strategy Officer. The Executive Employment Agreement provided for Dr. Aurora to be paid an annual base salary, an annual bonus targeted at 40% of Dr. Aurora’s base salary and an initial stock option.

Under the Executive Employment Agreement, Dr. Aurora was eligible to receive severance in the event his employment with us was terminated by us without “cause” or by him for “good reason” (each as defined in the Executive Employment Agreement). In the event the qualifying termination occurred more than 3 months prior to or more than 12 months after a “change in control” (as defined in the Executive Employment Agreement), Dr. Aurora was entitled to receive 9 months continued base salary, his target bonus opportunity for the year of termination and up to 9 months of continued health-care coverage or COBRA reimbursements. In the event the qualifying termination occurs within the period beginning 3 months prior to and ending 12 months after a change in control, Dr. Aurora was entitled to his annual base salary and target bonus opportunity payable as a lump sum, continued healthcare coverage or COBRA reimbursements for up to 12 months, and full vesting acceleration of all equity awards. Dr. Aurora must provide a general release of claims in order to receive the foregoing severance benefits.

In February 2025, we entered into a new Executive Employment Agreement with Dr. Aurora that superseded his April 2022 Executive Employment Agreement and set forth the terms and conditions of Dr. Aurora’s employment with us as our Chief Operating and Development Officer. The new Executive Employment Agreement provides for Dr. Aurora to be paid an annual base salary of $545,000 and an annual bonus targeted at 50% of Dr. Aurora’s base salary. The new Executive Employment Agreement also provided for Dr. Aurora to be paid a sign on bonus in the amount of $860,000 that must be repaid in full if Dr. Aurora’s employment with us is terminated for cause or by Dr. Aurora without good reason (each as defined in the new Executive Employment Agreement) prior to the 18-month anniversary of the effective date of the new Executive Employment Agreement.

In addition, the Executive Employment Agreement provided for the grant to Dr. Aurora of an option to purchase 1,000,000 shares of our common stock. This option will vest as to 25% of the initial shares subject to the option on the first anniversary of the effective date and as to 1/48th of the initial shares underlying the option on each monthly anniversary thereafter, in each case, subject to Dr. Aurora’s continued employment with us through the applicable vesting date.

Under the Executive Employment Agreement, Dr. Aurora is eligible to receive severance in the event of a qualifying termination. In the event the qualifying termination occurs more than 3 months prior to or more than 18 months after a “change in control” (as defined therein), Dr. Aurora is entitled to receive: (i) 9 months continued base salary, and (ii) up to 9 months of continued health-care coverage or COBRA reimbursements. In the event the qualifying termination occurs within the period beginning 3 months prior to and ending 18 months after a change in control, Dr. Aurora is entitled to receive: (i) his annual base salary, (ii) his target annual bonus opportunity, (iii) continued healthcare coverage or COBRA reimbursements for up to 12 months, and (iv) full vesting acceleration of all equity awards. Dr. Aurora must provide a general release of claims in order to receive severance benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 10, 2025, for:

• each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

• each named executive officer as set forth in the summary compensation table above;

• each of our directors; and

• all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2025, and any RSUs that vest within 60 days of April 10, 2025, are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 161,747,922 shares of our common stock issued and outstanding on April 10, 2025. The table below does not reflect ownership of outstanding shares of our non-voting common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Neumora Therapeutics, Inc., 490 Arsenal Way, Suite 200, Watertown, Massachusetts 02472.

	Beneficial Ownership
Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders:
Amgen Inc. (1)	35,368,653	—	35,368,653	21.9%
Entities Affiliated with ARCH Venture Partners(2)	31,932,138	—	31,932,138	19.7%
Named Executive Officers and Directors:
Paul L. Berns(3)	7,675,857	1,067,963	8,743,820	5.4%
Henry O. Gosebruch(4)	291,935	847,174	1,139,109	*
Bill Aurora(5)	130,513	481,511	612,024	*
Kristina Burow(6)	31,959,755	25,808	31,985,563	19.8%
Matthew Fust (7)	—	113,388	113,388	*
Alaa Halawa (8)	—	25,808	25,808	*
Maykin Ho, Ph.D. (9)	—	123,388	123,388	*
David Piacquad (10)	—	27,098	27,098	*
All directors and executive officers as a group (11 persons)(11)	40,217,228	4,307,146	44,524,374	26.8%

* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Based solely on the Schedule 13D filed with the SEC on September 27, 2023, by Amgen Inc. (“Amgen”), reflecting ownership information as of September 27, 2023. Consists of 35,368,653 shares of common stock. Investment and voting decisions for Amgen Inc. are made by an investment committee comprised of three or more individuals, and therefore no individual is the beneficial owner of the shares held by Amgen Inc. The address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, California 91320.

(2)
Based solely on the Schedule 13D/A filed with the SEC on November 22, 2024 jointly by (1) ARCH Venture Fund VII, L.P. (“AVF VII”), (2) ARCH Venture Partners VII, L.P. (“AVP VII”) which is the sole general partner of AVF VII, (3) ARCH Venture Partners VII, LLC (“AVP VII LLC”) which is the sole general partner of AVP VII, (4) ARCH Venture Fund VIII Overage, L.P. (“AVF VIII Overage”), (5) ARCH Venture Partners VIII, LLC (“AVP VIII LLC”) which is the sole general partner of AVF VIII Overage, (6) ARCH Venture Fund X, L.P. (“AVF X”), (7) ARCH Venture Partners X, L.P. (“AVP X LP”) which is the sole general partner of AVF X, (8) ARCH Venture Partners X, LLC (“AVP X LLC”) which is the sole general partner of AVP X LP and AVP X Overage LP (defined below), (9) ARCH Venture Fund X Overage, L.P. (“AVF X Overage”), (10) ARCH Venture Partners X Overage, L.P. (“AVP X Overage LP”), which is the sole general partner of AVF X Overage, (11) ARCH Venture Fund XII, L.P. (“AVF XII”), (12) ARCH Venture Partners XII, L.P. (“AVP XII LP”) which is the sole general partner of AVF XII, (13) ARCH Venture Partners XII, LLC (“AVP XII LLC”) which is the sole general partner of AVF XII, (13) Keith Crandell (“Crandell”), (14) Robert Nelsen (“Nelsen”), (15) Clinton Bybee (“Bybee”, and together with Nelsen and Crandell, referred to individually as a Managing Director or collectively as the “AVP VII Managing Directors”, “AVP VIII Managing Directors” or “Managing Directors”), (16) Kristina Burow (“Burow”), and (17) Steven Gillis (“Gillis”, and together with Nelsen, Crandell and Burow, referred to individually as “Committee Member” or collectively as either the “AVP X Investment Committee Members” or the “AVP XII Investment Committee Members”), reflecting ownership information as of November 22, 2024. Consists of (i) 1,387,228 shares of common stock directly held by AVF VII, (ii) 2,321,566 shares of common stock held directly by AVF VIII Overage, (iii) 12,205,379 shares of common stock held directly by AVF X, (iv) 11,886,758 shares of common stock held directly by AVF X Overage, and (iv) 4,131,207 shares of common stock held directly by AVF XII. AVP VII, as the sole general partner of AVF VII, may be deemed to beneficially own the AVF VII Record Shares. AVP VII, as the sole general partner of AVF VII, may be deemed to beneficially own the shares held by AVF VII. AVP VII LLC, as the sole general partner of AVP VII, may be deemed to beneficially own the shares held by AVF VII. AVP VIII LLC, as the sole general partner of AVF VIII Overage, may be deemed to beneficially own the shares held by AVF VIII Overage. AVP X LP, as the sole general partner of AVF X LP, may be deemed to beneficially own the shares held by AVF X. AVP X LLC, as the sole general partner of AVP X LP, may be deemed to beneficially own the shares held by AVF X. AVP X Overage LP, as the sole general partner of AVF X Overage, may be deemed to beneficially own the shares held by AVF X Overage. AVP X LLC, as the sole general partner of AVF X Overage LP, may be deemed to beneficially own the shares held by AVF X Overage. AVP XII LP, as the sole general partner of AVF XII LP, may be deemed to beneficially own the shares held by AVF XII. AVP XII LLC, as the sole general partner of AVF XII LP, may be deemed to beneficially own the shares held by AVF XII Overage. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each of the Managing Directors and direct and indirect general partners of AVF VII and AVF VIII Overage may be deemed to share the power to direct the disposition and vote of the shares held by AVF VII and AVF VIII Overage. By virtue of their relationship as affiliated entities who have overlapping general partners and investment committee members, each of the Investment Committee Members and direct and indirect general partners of AVF X, AVF X Overage and AVF XII may be deemed to share the power to direct the shares held by AVF X Record Shares and AVF XII. Ms. Burow has a pecuniary interest in AVP VII, AVP VIII LP and AVP VIII Overage LP, and while Ms. Burow does not have voting or dispositive power over the shares held by AVF VII or AVF VIII, these shares were included in the beneficial ownership reporting for Ms. Burow based on the Schedule 13D/A filing. Further, Mr. Berns does not have dispositive control over any of the shares held beneficially by AVF VII, AVF III Overage, AVF X, AVF X Overage, or AVF XII. The address of ARCH Venture Partners is 8755 West Higgins Road, Suite 1025. Chicago, IL 60631.
(3)
Consists of (i) 7,675,857 shares of common stock held directly by Mr. Berns, 7,675,857 of which shares will be vested within 60 days of April 10, 2025, and zero of which shares will continue to be subject to our repurchase right, and (ii) 1,067,963 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025.
(4)
Consists of (i) 291,935 shares of common stock held directly by Mr. Gosebruch, 291,935 of which shares will be vested within 60 days of April 10, 2025 and zero of which will be subject to our repurchase right, (ii) 127,448 shares of common stock held by the Lu Leng Felicia Chua Descendants 2012 Irrevocable Trust of which Mr. Gosebruch serves as trustee, and (iii) 847,174 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025.
(5)
Consists of (i) 130,513 shares of common stock held directly by Mr. Aurora, 130,513 of which shares will be vested within 60 days of April 10, 2025 and zero of which will be subject to our repurchase right, and (ii) 481,511 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025.
(6)
Consists of (i) 27,617 shares of common stock, 25,808 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025, and (iii) the shares discussed in footnote (2). Ms. Burow is an AVP XII Committee Member and an AVP X Committee Member and may be deemed to beneficially own the shares discussed in footnote (2). Ms. Burow disclaims beneficial ownership of the shares discussed in footnote (2) except to the extent of her pecuniary interest therein, if any.
(7)
Consists of 113,388 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025.
(8)
Consists of 25,808 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025.
(9)
Consists of 123,388 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025.
(10)
Consists of 27,098 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025.
(11)
Consists of 44,524,374 shares of common stock, 4,307,146 shares issuable pursuant to stock options exercisable within 60 days of April 10, 2025.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Neumora stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to:490 Arsenal Way, Suite 200 Watertown, Massachusetts 02472. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker, or (3) request from the Company at (857) 760-0900. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement or Proxy Card to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2024, with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder of Neumora, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary of the Company, 490 Arsenal Way, Suite 200, Watertown, Massachusetts 02472.

By Order of the Board of Directors

/s/ Paul L. Berns
Paul L. Berns
Chairman and Chief Executive Officer

April 29, 2025

NEUMORA THERAPEUTICS MC 490 ARSENAL WAY, SLNTE 200 WATERTOWN, MA 02472 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET before The Meeting Go to www.cote.com or scan the QR Barcode above Use the internet to transmit your voting instructors and for electronic delivery of information up until 11:59 pm. Eastern Time the day before the cut-off date or meeting date Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form During The Meeting-Go to www.virtuahhareholdermesting.com/NMTA2025 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the anow available and follow the instructions VOTE BY PHONE-1-000-650-6503 Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vote Processing, c/o Broadridge, 51 Mercedes Way. Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS V73135-930060 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NEUMORA THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following: 1. To elect two Class directors to hold office until the 2028 annual meeting of stockholders or until their successors are elected: Nominees: Withhold 1a Alas Halawa 16. Maykin Ho, Ph.D. For For Against Abstain The Board of Directors recommends you vote FOR the following proposals 2. To ratify the appointment, by the Audit Committee of the Company's Board of Directors, of Emst & Young LLP, as the independent registered public accounting firm and independent auditor of the Company for the year ending December 31, 2025. 3. To approve the repricing of certain stock options outstanding under the 2023 Incentive Award Plan and the 2020 Equity Incentive Plan 4 To approve amendments to the Company's Amended and Restated Certificate of incorporation to effect a reverse stock split of the Company's common stock at a ratio ranging from any whole number between 1-for-5 and 1-for-30, as determined by the Company's Board of Directors in its discretion Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor administrator or other fiduciary, please full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer Signature [PLEASE SIGN WITHIN BOX] Cate Signature joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and 10-K are available at www.proxyvote.com. V73136-930060 NEUMORA THERAPEUTICS, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 28, 2025 9:00 AM EDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Paul Berns, Michael Milligan and Jason Duncan, or any either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NEUMORA THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 AM EDT, on Wednesday, May 28, 2025, at www.virtualshareholdermeeting.com/NMRA2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side